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                                                                    EXHIBIT 99.1


Company Contacts:
Mark Johnson - Chairman
Larry McAfee - Executive Vice President and Chief Financial Officer
(713) 285-2700


                             ITEQ NAMES WILLIAM REID
                         ACTING CHIEF EXECUTIVE OFFICER


HOUSTON, TEXAS July 2, 1999- ITEQ, Inc. (NASDAQ:ITEQ) today announced that William Reid, President and Chief Operating Officer, has been given the additional title of Acting Chief Executive Officer. Reid was also elected to the Board of Directors at the Company's recent annual shareholders meeting. Current Chief Executive Officer Mark Johnson will continue his active role with the Company as Chairman of the Board of Directors.

Johnson stated, "I am excited about the new role for Bill Reid. He has been leading the turnaround of ITEQ's operations in this difficult operating environment. The Company's main goals for the near term are to continue to cut operating costs and improve its operating efficiency. The Board agreed with my recommendation that ITEQ's day to day operations management should be consolidated under Bill, because he has extensive experience operating in this mode." Johnson continued, " This change will allow me to focus more of my time and efforts on strategic planning, to assure that the Company retains its strong leadership position in each of its market niches as we anticipate the future industry turnaround."

Prior to joining ITEQ in February 1999, Reid was the Chief Executive Officer of Gundle/SLT Environmental, Inc., a New York Stock Exchange Company, for nine years. Prior to that time, he managed several manufacturing subsidiaries of NL Industries and earlier of Cameron Iron Works. Reid holds a Bachelors Degree in Engineering from General Motors Institute and a Masters Degree in Business from Harvard Business School.

ITEQ manufactures engineered equipment and provides after-market parts and technical services to industrial customers worldwide. The Company's products include heat exchangers, storage tanks and tank products, filtration equipment and related services.

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